UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No.     )

ZAYO GROUP HOLDINGS, INC.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

98919V105

(CUSIP Number)

December 31, 2014

(Date of Event which Requires filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 98919V105	Schedule 13G	Page 1 of 20

1	NAMES OF REPORTING PERSONS Battery Ventures VII, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZEN OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 10,648,920
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 10,648,920
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 10,648,920
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 4.5%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 98919V105	Schedule 13G	Page 2 of 20

1	NAMES OF REPORTING PERSONS Battery Investment Partners VII, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZEN OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 203,980
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 203,980
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 203,980
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%
12	TYPE OF REPORTING PERSON OO

CUSIP No. 98919V105	Schedule 13G	Page 3 of 20

1	NAMES OF REPORTING PERSONS Battery Ventures VIII, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZEN OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 3,398,702
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 3,398,702
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,398,702
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.4%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 98919V105	Schedule 13G	Page 4 of 20

1	NAMES OF REPORTING PERSONS Battery Partners VII, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZEN OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 10,852,900
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 10,852,900
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 10,852,900
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 4.5%
12	TYPE OF REPORTING PERSON OO

CUSIP No. 98919V105	Schedule 13G	Page 5 of 20

1	NAMES OF REPORTING PERSONS Battery Partners VIII, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZEN OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 3,398,702
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 3,398,702
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,398,702
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.4%
12	TYPE OF REPORTING PERSON OO

CUSIP No. 98919V105	Schedule 13G	Page 6 of 20

1	NAMES OF REPORTING PERSONS Battery Management Corp.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZEN OR PLACE OF ORGANIZATION Massachusetts
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 14,251,602
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 14,251,602
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 14,251,602
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 6.0%
12	TYPE OF REPORTING PERSON CO

CUSIP No. 98919V105	Schedule 13G	Page 7 of 20

1	NAMES OF REPORTING PERSONS Thomas J. Crotty
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZEN OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 14,251,602
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 14,251,602
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 14,251,602
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 6.0%
12	TYPE OF REPORTING PERSON IN

CUSIP No. 98919V105	Schedule 13G	Page 8 of 20

1	NAMES OF REPORTING PERSONS Richard D. Frisbie
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZEN OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 14,251,602
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 14,251,602
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 14,251,602
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 6.0%
12	TYPE OF REPORTING PERSON IN

CUSIP No. 98919V105	Schedule 13G	Page 9 of 20

1	NAMES OF REPORTING PERSONS Kenneth P. Lawler
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZEN OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 14,251,602
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 14,251,602
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 14,251,602
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 6.0%
12	TYPE OF REPORTING PERSON IN

CUSIP No. 98919V105	Schedule 13G	Page 10 of 20

1	NAMES OF REPORTING PERSONS R. David Tabors
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZEN OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 14,251,602
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 14,251,602
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 14,251,602
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 6.0%
12	TYPE OF REPORTING PERSON IN

CUSIP No. 98919V105	Schedule 13G	Page 11 of 20

1	NAMES OF REPORTING PERSONS Scott R. Tobin
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZEN OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 14,251,602
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 14,251,602
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 14,251,602
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 6.0%
12	TYPE OF REPORTING PERSON IN

CUSIP No. 98919V105	Schedule 13G	Page 12 of 20

1	NAMES OF REPORTING PERSONS Neeraj Agrawal
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZEN OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 3,398,702
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 3,398,702
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,398,702
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.4%
12	TYPE OF REPORTING PERSON IN

CUSIP No. 98919V105	Schedule 13G	Page 13 of 20

1	NAMES OF REPORTING PERSONS Michael M. Brown
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZEN OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 3,398,702
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 3,398,702
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,398,702
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.4%
12	TYPE OF REPORTING PERSON IN

CUSIP No. 98919V105	Schedule 13G	Page 14 of 20

1	NAMES OF REPORTING PERSONS Roger H. Lee
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZEN OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 3,398,702
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 3,398,702
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,398,702
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.4%
12	TYPE OF REPORTING PERSON IN

CUSIP No. 98919V105	Schedule 13G	Page 15 of 20

ITEM 1. (a)	Name of Issuer:

Zayo Group Holdings, Inc. (the “Issuer”).

(b)	Address of Issuer’s Principal Executive Offices:

1805 29th Street, Suite 2050

Boulder, CO 80301

ITEM 2. (a)	Name of Person Filing:

Each of the following is hereinafter individually referred to as a “Reporting Person” and collectively as the “Reporting Persons.” This statement is filed on behalf of:

Battery Ventures VII, L.P.

Battery Investment Partners VII, LLC

Battery Ventures VIII, L.P.

Battery Partners VII, LLC

Battery Partners VIII, LLC

Battery Management Corp.

Thomas J. Crotty

Richard D. Frisbie

Kenneth P. Lawler

R. David Tabors

Scott R. Tobin

Neeraj Agrawal

Michael M. Brown

Roger H. Lee

(b)	Address of Principal Business Office:

The business address of each of the Reporting Persons is c/o Battery Ventures, One Marina Park Drive, Suite 1100, Boston, MA 02210.

CUSIP No. 98919V105	Schedule 13G	Page 16 of 20

(c)	Citizenship:

Battery Ventures VII, L.P.	Delaware
Battery Investment Partners VII, LLC	Delaware
Battery Ventures VIII, L.P.	Delaware
Battery Partners VII, LLC	Delaware
Battery Partners VIII, LLC	Delaware
Battery Management Corp.	Massachusetts
Thomas J. Crotty	United States
Richard D. Frisbie	United States
Kenneth P. Lawler	United States
R. David Tabors	United States
Scott R. Tobin	United States
Neeraj Agrawal	United States
Michael M. Brown	United States
Roger H. Lee	United States

(d)	Title of Class of Securities:

Common stock, $0.001 par value per share (“Common Stock”).

(e)	CUSIP Number:

98919V105

ITEM 3.

Not applicable.

CUSIP No. 98919V105	Schedule 13G	Page 17 of 20

ITEM 4.	Ownership.

Ownership (a-c)

The ownership information presented below represents beneficial ownership of Common Stock of the Issuer as of December 31, 2014, based upon 239,008,679 shares of the Issuer’s Common Stock outstanding as of November 10, 2014.

Reporting Person	Amount beneficially owned	Percent of class	Sole power to vote or to direct the vote	Shared power to vote or to direct the vote	Sole power to dispose or to direct the disposition of	Shared power to dispose or to direct the disposition of
Battery Ventures VII, L.P.	10,648,920	4.5%	0	10,648,920	0	10,648,920
Battery Investment Partners VII, LLC	203,980	0.1%	0	203,980	0	203,980
Battery Ventures VIII, L.P.	3,398,702	1.4%	0	3,398,702	0	3,398,702
Battery Partners VII, LLC	10,852,900	4.5%	0	10,852,900	0	10,852,900
Battery Partners VIII, LLC	3,398,702	1.4%	0	3,398,702	0	3,398,702
Battery Management Corp.	14,251,602	6.0%	0	14,251,602	0	14,251,602
Thomas J. Crotty	14,251,602	6.0%	0	14,251,602	0	14,251,602
Richard D. Frisbie	14,251,602	6.0%	0	14,251,602	0	14,251,602
Kenneth P. Lawler	14,251,602	6.0%	0	14,251,602	0	14,251,602
R. David Tabors	14,251,602	6.0%	0	14,251,602	0	14,251,602
Scott R. Tobin	14,251,602	6.0%	0	14,251,602	0	14,251,602
Neeraj Agrawal	3,398,702	1.4%	0	3,398,702	0	3,398,702
Michael M. Brown	3,398,702	1.4%	0	3,398,702	0	3,398,702
Roger H. Lee	3,398,702	1.4%	0	3,398,702	0	3,398,702

Consists of (i) 10,648,920 shares held of record by Battery Ventures VII, L.P. (“Battery Ventures VII”); (ii) 203,980 shares held of record by Battery Investment Partners VII, LLC (“BIPVII”); and (iii) 3,398,702 shares held of record by Battery Ventures VIII, L.P. (“Battery Ventures VIII”) (collectively, the “Battery Shareholders”). Battery Partners VII, LLC (“BPVII”) is the sole general partner of Battery Ventures VII and the sole managing member of BIPVII. BPVII’s investment adviser is Battery Management Corp. (“BMC”). Thomas J. Crotty, Richard D. Frisbie, Kenneth P. Lawler, R. David Tabors and Scott R. Tobin are the managing members of BPVII and are officers of BMC, and collectively share voting and dispositive authority over the securities held by held by Battery Ventures VII and BIPVII. Battery Partners VIII, LLC (“BPVIII”) is the sole general partner of Battery Ventures VIII. BPVIII’s investment adviser is BMC. Neeraj Agrawal, Michael M. Brown, Thomas J. Crotty, Richard D. Frisbie, Kenneth P. Lawler, R. David Tabors, Scott R. Tobin and Roger H. Lee are the managing members of BPVIII and are officers of BMC, and they collectively share voting and dispositive authority over the securities held by Battery Ventures VIII. Each of the foregoing entities and individuals disclaims beneficial ownership of the shares held of record by the Battery Shareholders.

CUSIP No. 98919V105	Schedule 13G	Page 18 of 20

ITEM 5.	Ownership of Five Percent or Less of a Class.

Not applicable.

ITEM 6.	Ownership of More Than Five Percent on Behalf of Another Person.

Not applicable.

ITEM 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

Not applicable.

ITEM 8.	Identification and Classification of Members of the Group.

Not applicable.

ITEM 9.	Notice of Dissolution of Group.

Not applicable.

ITEM 10.	Certifications.

Not applicable.

CUSIP No. 98919V105	Schedule 13G	Page 19 of 20

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 12, 2015

BATTERY VENTURES VII, L.P.
By: Battery Partners VII, LLC, its general partner

By:	*
Title:	Member Manager

BATTERY INVESTMENT PARTNERS VII, LLC
By: Battery Partners VII, LLC, its general partner

By:	*
Title:	Member Manager

BATTERY VENTURES VIII, L.P.
By: Battery Partners VIII, LLC, its general partner

By:	*
Title:	Member Manager

BATTERY PARTNERS VII, LLC

By:	*
Title:	Member Manager

BATTERY PARTNERS VIII, LLC

By:	*
Title:	Member Manager

BATTERY MANAGEMENT CORP.

By:	*
Title:	Chief Financial Officer

THOMAS J. CROTTY

By:	*

CUSIP No. 98919V105	Schedule 13G	Page 20 of 20

RICHARD D. FRISBIE

By:	*

KENNETH P. LAWLER

By:	*

R. DAVID TABORS

By:	*

SCOTT R. TOBIN

By:	*

NEERAJ AGRAWAL

By:	*

MICHAEL M. BROWN

By:	*

ROGER H. LEE

By:	*

* By:	/s/ Christopher Schiavo
Name:	Christopher Schiavo
Attorney-in-Fact

LIST OF EXHIBITS

Exhibit No.	Description

24.1	Power of Attorney

24.2	Power of Attorney

24.3	Power of Attorney

99	Joint Filing Agreement